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EXHIBIT 10.5

                    Memorandum of Understanding
                              BETWEEN

                              BNT Inc.
                                AND

                        COi Solutions, Inc.


     THIS ASSOCIATE AGREEMENT made as of the 16th day of October, 1999.


BETWEEN:

     COi Solutions, Inc., a Company duly incorporated under the laws of the United States of America, with its head office in the City of Las Vegas in the State of Nevada, and the company's subsidiaries, designates and associates, specifically including TeleMedica.com Inc., a company incorporated in the state of Nevada.
("COi") OF THE FIRST PART

AND:

     BNT Inc., a Company duly incorporated under the laws of The
Bahamas. ("BNT") OF THE SECOND PART

     WHEREAS COi is engaged in providing services which enable our customers to access and interact with their customers, anywhere, anytime. COi designs, builds and operates companies/organizations that do their global business over the Internet or private Intranets. COi is focused on four industry sectors: healthcare, retail, travel & tourism, and telecommunications. Currently, COi is engaged in building a number of "start up" organizations, however, we also do enhancement projects with medium and large businesses.

     AND WHEREAS BNT professes an expertise in working with business and government organizations in over 140 countries around the world. These relationships are primarily through the Worldwide Chambers of Commerce, the World Bank and the United Nations Committee for Trade and Development. BNT also has a focus on expansion of the internet and the promotion of Electronic Commerce, Digital Certification for trade activities and other Internet based services.

     THIS AGREEMENT WITNESSES that BNT agrees to Associate with COi for the purpose of providing business development services to bring international projects to COi which will utilize COi expertise, facilitation skills, program management skills, systems and services to streamline and electronically enable the operations of BNT's clients. BNT will introduce clients to COi, upon the following terms and conditions;



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1.   ROLES AND DELIVERABLES

     A. In conjunction with COi, BNT will perform the following functions:

          (1) Assist COi to establish an international marketing plan, including specific target markets by geography, industry and business attributes (e.g. size, structure, etc.), and the development of marketing collateral material to suit the designated target markets.

          (2) Identify specific international business clients in around the world that would be good candidates for COi consultative services in building sophisticated marketing, commerce and customer support oriented web sites and supporting networks and applications for these clients.

          (3) Meet with these clients to promote COi and its services, then qualify them and assist in completing contract negotiations between COi and these prospective clients.

          (4) Work with COi to determine additional information products that could be created by COi for distribution by BNT.

          (5) Work with COi and other strategic suppliers (e.g. information technology or healthcare), as they are identified, to co-design new electronic services. This could involve assisting in performing the market analysis, determining the scope and business case for the opportunity, creating the design specifications and workflow processes, identifying the technology requirements (where appropriate), creating the marketing and pricing plan, the building of a prototype service, determining market response to the prototype, and participating in establishing the operational service for delivery to specified markets.

          (6) Assist COi in generally promoting COi as a new emerging company in the business of developing electronic services, and focused on becoming an industry leader on a global scale. This promotion would be done through attending trade shows, providing testimonials and attending other promotional events. As an Alliance Partner, the BNT brand would be promoted at these events. BNT would be responsible for all expenses incurred by its people in attending these events. These expenses will typically exclude COi collateral marketing materials and the corporate trade show registration fees.

          (6)  Support the development of other agreed to markets
               around the world.
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          (7)  Collaborate on the development of other opportunities through reviewing both organizations' competencies and contacts. Based on this review, both organizations could propose joint development projects for approval by both organizations, and then managed by a joint senior steering committee.

          (8) Accept accountability and then contribute resources, based on the aligned Statement of Work contained in Schedule A.

     B. In the event that BNT or COi desire to change the scope of work as is set out above, then in such event the following shall occur:

          (1) Both parties shall agree in writing to any amendment to either a segment of paragraph 1 (a) or the insertion of a new segment; through the modification of the attached Statement of Work / Deliverable Results (Schedule A) that defines the detailed events and costs for each phase of the overall project. This Statement of Work / Deliverables will be co-developed by COi and BNT.

          (2) Remuneration levels / revenue sharing formulas will be periodically reviewed and revised in accordance with the revised scope of work proposed.

2.   BNT OBLIGATIONS

     BNT shall ensure at all times that COi has access to such information, employees of BNT, partners, vendors and related organizations of BNT or any other personnel involved in the projects as set out in Item 1. or the Statement of Work (Schedule A), and as may be required by COi to perform the activities as set out in Item 1. or the Statement of Work (Schedule A).

3.   DURATION OF THIS AGREEMENT

     The duration of this agreement is two years, with the ability to negotiate longer timeframes and renewals after a period of one year.

4.   BNT / COi REVENUES AND DEVELOPMENT COSTS

     Revenues and development costs for BNT and COi will be negotiated for each contracted project.

5.   COi ALLIANCE PARTNER BENEFITS TO BNT

     The following is a brief summary of the components, capabilities and benefits of being a COi Alliance Partner, which would apply to BNT:

     A. Use of the COi Brand Name (and affiliated organizations) to associate with the BNT Organization identity and BNT services.

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     B.   The BNT corporate identity will be referenced on the COi
          Marketing Websites and on other web presence locations (e.g. Portals which COi are associated with or subscribe to).

     C. The COi Websites will provide a hyperlink to one BNT designated Website (including addressing appropriate performance levels through mirrored sites around the world, etc.).

     D. Participation / Invitations for Conferences (e.g. International Trade or Healthcare Conferences). This includes BNT corporate brand visible in COi presentations, press releases, demonstration facilities, hospitality suites, and trade show booths. This also includes attendance at conference roundtables, and workshops where applicable.

     E. Participation in the charitable foundation established to promote the development of affordable electronic services to disadvantaged peoples around the world.

     F. Access to other COi Alliances (eg. TeleMedica Group, etc.), for the purposes of co-developing new products and services, or establishing new markets for existing products and services. Any revenue sharing that may result from these collaborations would be negotiated on a "project by project" basis.

     G. Access to COi / TeleMedica technical and facilitation competencies and the company's technical partners (such as IBM, GLG, Community-Builder.com, etc.). Development projects which involve extensive workflow analysis, extensive adaptation to electronic distribution techniques, or significant marketing research / marketing development will be subject to development program fees to be determined and negotiated.

6.   COMPENSATION FOR BNT, INC.

     BNT, Inc. will receive thirty percent (30%) of all pretax profits for each project that it assists in gaining a signed contract for COi Consulting Services. All monies shall be paid net 30 days, in progress payments commensurate with monies COi receives from the contracted client.

7.   DISBURSEMENTS

     COi agrees to retain BNT, Inc. with a $10,000.00 annual fee, and agrees to cover appropriate expenses to gain contracts for COi. These expenses will submitted monthly and will be identified for a specific project, and must be approved by Robert G. Jones, President of COi.





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8.   AMENDMENT OF THIS AGREEMENT

     Any changes to this Agreement must be in writing and signed by both parties in order to be effective. The party wishing to amend this Agreement shall serve notice on the other party in accordance with the notice provision set out below.

9.   EARLY TERMINATION OF THIS AGREEMENT

     To be negotiated for the final contract.

10.  EFFECTS OF TERMINATION

     Upon termination of this Agreement, as herein above provided, neither party shall have any further obligation hereunder except for:

     A.   obligations accruing prior to the date of termination; or

     B. obligations, promises, or covenants contained herein which are expressly made to extend beyond the term of this Agreement, including, without limitation, confidentiality of information, and indemnities.

11.  NOTICE

     Any notice of a proposed amendment or notice of termination, early or otherwise, as set out in the appropriate sections herein, shall require Thirty (30) days written notice prior to the date on which the amendment or termination is to take effect and shall be required in written form, and delivered to the business address of the parties to this Agreement set forth below:

     BNT, Inc.
     16 Leslie Road
     Framingham, Massachusetts
     USA  01702
     Attention:  Dr. William Tiga Tita, CEO

     COi Solutions, Inc.
     5300 West Sahara
     Suite 101
     Las Vegas, Nevada
     USA     89102
     Attention: Mr. R. G. (Bob) Jones, President

Any notice which is required to be served under this Agreement shall be served by registered mail at the address as set forth above and the party upon whom the notice is being served shall have been deemed to have received the notice on the fifth day following the day on which this notice was mailed.





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12.  CONFIDENTIALITY

     A. Any information discussed at Business Development Meetings or any other information obtained by either party as a result of this Agreement shall, at all times, be considered confidential. In the course of working together and during any Business Development Meetings, either party will or have become aware or have access to financial, business, marketing and other information, data, reports, tenders, opinions and other materials and documents, tangible or intangible, oral or written, which is the proprietary information of either party or their clients shall be considered Confidential Information.

     B. Both parties agree to keep in strictest confidence all Confidential Information (as defined above) which either party may acquire in connection with or as a result of performance of this Agreement and agrees not to publish, communicate, divulge or disclose to any unauthorized third party or parties any information, without the prior written consent of the other party, during the term of this Agreement or at any time subsequent to it.

     C.   Both parties agree not to use any of the foregoing
          Confidential Information except for the furtherance of its obligations under this Agreement.

13.  ASSIGNMENT

     No assignment of this Agreement or the rights and obligations hereunder shall be valid without the specific written consent of both parties hereto.

14.  WAIVER OF BREACH

     The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

15.  GENDER AND NUMBER

     Whenever the context hereof requires, the gender of all words shall include the masculine, feminine and neuter and the number of all words shall include the singular and the plural.

16.  SEVERABILITY

     In the event any provision of this Agreement is held to be unenforceable for any reason, the unenforceability thereof shall not affect the remainder of this Agreement, which shall remain in full force and effect and enforceable in accordance with its terms.



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17.  ARTICLES AND OTHER HEADINGS

The articles and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.  ENTIRE AGREEMENT

     This Agreement supersedes all previous contracts and constitutes the entire agreement between the parties. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendments. BNT specifically acknowledges that in entering into and executing this Agreement, COi is relying solely upon the representations and agreements contained in this Agreement and no others.

21.       INTERPRETATION

     It is mutually agreed between the parties that this Agreement shall be interpreted in accordance with the laws of the State of Nevada and that the jurisdiction for any action commenced by either party as against the other shall be the appropriate Court at the City of Las Vegas in the State of Nevada.

     IN WITNESS WHEREOF the parties hereunto affixed their hands and seals, and the Corporation has hereunto affixed its corporate seal under the hands of its duly authorized officers in that behalf.

     DATED at Framingham, MA, this    16th   day of October, 1999.

     SIGNED, SEALED AND DELIVERED       )
     in the presence of:


                              )  BNT, Inc.
                              )  Per:
                              )
                              )
                              )
                              )  __________________________________
                              )  Dr. William Tiga Tita, CEO

                              )  COi Solutions, Inc.
                              )  Per:
                              )
                              )
                              )
                              )  ___________________________________
                              )  Robert G. Jones, President